Deutsche Mortgage & Asset Receiving Corporation

60 Wall Street

New York, NY 10005

RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator and Paying Agent for the Moffett Towers Phase II Loan Combination (in such capacities, "Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "reporting period"):

(a)	A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b)	To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 17, 2015

Brian Smith

Vice President

To: Deutsche Mortgage & Asset Receiving Corporation

Schedule A

List of Servicing Agreement(s) and Series

1.	Pooling and Servicing Agreement dated as of April 1, 2013, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer, SITUS HOLDINGS, LLC as Special Servicer, and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Wells Fargo Bank, N.A. as Certificate Administrator, Paying Agent, Trustee and Custodian relating to the Series COMM 2013-CCRE7 Commercial Mortgage Pass Through Certificates relating to the Moffett Towers Phase II Loan Combination, a pari passu portion of which is included in the Series COMM 2013-CCRE8 Commercial Mortgage Pass Through Certificates transaction.

To: Deutsche Mortgage & Asset Receiving Corporation

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable